                                                                   Exhibit 10.23

                                   TERMS SHEET

                             Dated: January 24, 2003

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Issuer:                             AirNet Communications Corporation, a
                                    Delaware corporation (the "Company")

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Investors:                          SCP Private Equity Partners II, LP ("SCP
                                    II") TECORE, Inc. ("Tecore")

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Proposed Investment:                $16,000,000  principal amount of Senior
                                    Secured Convertible Notes (the "Notes"), with $8,000,000 principal amount to be purchased by each of SCP II and Tecore

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Purchase Price of Notes:            Par (i.e., $16,000,000)

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Payment of Purchase Price           $8,000,000 at Closing
of Notes:                           $1,000,000 on or prior to 6/30/03
                                    $2,000,000 on or prior to 9/30/03
                                    $1,000,000 on or prior to 12/31/03
                                    $1,000,000 on or prior to 3/31/04
                                    $1,000,000 on or prior to 6/30/04
                                    $1,000,000 on or prior to 12/31/04
                                    $1,000,000 on or prior to 6/30/05

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Terms of Notes:                              Interest:  Interest shall accrue on
                                             --------
                                    the outstanding principal amount of each Note at the rate of 12% per annum. (Either Investor may cause the interest payable to both Investors to be payable in Common Stock (valued at market value) if necessary to comply with NASDAQ National Market requirements.)

                                             Term:  The principal and all
                                             ----
                                    accrued interest shall be due and payable under each Note four years from the Closing Date ("Maturity Date").

                                             Collateral:  The Notes shall be
                                             ----------
                                    secured by a first perfected security
                                    interest in all of the assets of the
                                    Company, including, without limitation, all intellectual property of the Company.

                                             Conversion: All or any portion of
                                             ----------
                                    the principal and interest under the Notes
                                    (the "Conversion Amount") may be converted
                                    at any time at the election of the holders
                                    of a majority of the outstanding Notes
                                    ("Majority Holders"), into a number of
                                    shares of Common Stock at a conversion price
                                    per share equal to the Conversion Amount
                                    divided by the Applicable Conversion Price,
                                    as here-
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                                     inafter defined. At the closing, the
                                     Applicable Conversion Price will be equal to the Purchase Price, as hereinafter defined. The Applicable Conversion Price will be subject to future adjustment upon certain dilutive issuances of equity (see "Antidilution Protection" below).The
                                     Purchase Price shall equal $0.11558 (the
                                     "Purchase Price").

                                              In addition, the Notes will
                                     automatically convert into Common Stock
                                     upon: (i) the closing of a secondary public offering of Common Stock at a public offering price per share (prior to underwriter commissions and expenses) that is not less than three times the Applicable Conversion Price in an offering where the gross proceeds to the Company would be not less than $70,000,000 (a "Qualified Public Offering"); or (ii) the sale of the Company at a minimum price per share in cash or stock, of at least three times the Applicable Conversion Price (a "Qualified Sale"); provided, however, that in the event of a sale of the Company to a privately-held company or to a public company in which disposition of stock would be significantly restricted (by low trading volume or other restrictions), automatic conversion shall occur only in the event of a cash sale.

                                              Antidilution Protection: If the
                                              -----------------------
                                     Company at any time issues Common Stock or equity securities convertible or exercisable into Common Stock at a price per share that is less than the Applicable Conversion Price in effect immediately preceding such issuance, the Applicable Conversion Price will be immediately reduced to that price per share at which such securities were issued. The Applicable Conversion Price shall be similarly reduced for successive issuances of equity securities at prices per share that are less than the Applicable Conversion Price in effect immediately preceding such issuances. Notwithstanding the foregoing, no adjustment shall be made to the Applicable Conversion Price with respect to: (i) the issuance of capital stock upon the conversion of any of the Company's convertible securities outstanding as of the Closing; or (ii) the issuance of employee options for up to 22,240,000 shares of Common Stock (and shares of Common Stock upon the exercise thereof), subject to adjustment to up to 29,948,866 shares in the event and to the extent that the Sales Generation Warrants granted to Tecore shall become vested. (The Company's management bonus program and acquisition bonus program shall be cancelled.)

                                              Covenants; The Company shall be
                                              ---------
                                     party to covenants, both affirmative and
                                     negative, customary with issuances of debt.
                                     Without limitation thereon, the Company
                                     shall not be permitted to incur additional
                                     indebtedness, grant or permit liens or
                                     encumbrances upon its assets, issue
                                     guarantees, pay dividends, increase
                                     salaries or
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                                      -2-

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                                    add additional employees, merge or
                                    consolidate or sell all or substantially all of its assets, enter into any transaction which results in, or suffer, a change in control, or issue additional securities or options or warrants therefore without the prior written consent of the Majority Holders; provided that the Company shall be permitted to incur purchase money indebtedness secured by purchase money liens on the assets purchased in an aggregate amount up to $50,000.

                                              Voting: The holders of the Notes
                                              ------
                                     will have the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of the Notes; provided that solely for purposes of determining such number of votes, the Applicable Conversion Price shall be deemed to be the closing bid price of the Company's Common Stock on the date that the definitive purchase agreement is signed.

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Capitalization:                      Upon conversion of the Notes obtained by
                                     virtue of this investment, the resulting share ownership of Common Stock is shown in Appendix A.

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Issuance of Common Stock and                  Common Stock:  From and after the
                                              ------------
Warrants to Tecore:                 date of this Terms Sheet and at or prior
                                    to the Closing, Tecore or an affiliate of Tecore shall execute firm purchase orders for Company equipment, services or licenses accepted by the Company in the amount of $5,000,000 (the "Initial Purchase Orders") and shall be issued at the Closing
                                    14,133,059 shares of Common Stock for a
                                    purchase price of $0.001 per share.

                                              Warrants: At the Closing, Tecore
                                              --------
                                     shall be issued, for a purchase price of
                                     $.001 per warrant, warrants (the "Sales
                                     Generation Warrants") to purchase
                                     69,347,700 shares of Common Stock, at an
                                     exercise price per share equal to the
                                     Purchase Price (i.e., $0.11558 per share).
                                     The Sales Generation Warrants shall be
                                     exercisable within two years after the
                                     Closing, and shall vest based on sales
                                     generated by Tecore or an affiliate of
                                     Tecore (other than the Company) as a
                                     customer of the Company before December 31,
                                     2004, in accordance with the following
                                     formula: (a) for each $1,000,000 of gross
                                     margin generated by Tecore sales during
                                     calendar year 2003 (calculated in
                                     accordance with GAAP and including the
                                     Initial Purchase Orders), one-tenth of the
                                     Sales Generation Warrants shall vest, and
                                     (b) for each $2,000,000 of gross margin
                                     generated by Tecore sales during calendar
                                     year 2004 (calculated in accordance with
                                     GAAP), one-tenth of the Sales Generation
                                     Warrants shall vest. For this purpose
                                     "Tecore sales" shall include direct
                                     purchases by Tecore and sales to companies
                                     identified by Tecore. Tecore shall have the
                                     option to substitute royalties on
                                     technology licenses entered into by
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                                      -3-

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                                    the Company for gross margin. To the extent
                                    more than 300,000 of the Company's stock options currently issued and outstanding under its Stock Option Plan are exercised in the future, the Company will increase the amount of performance based warrants available to Tecore as necessary to give Tecore an opportunity to acquire such number of shares of the Company's capital stock as shall constitute 51% of such captital stock on a fully diluted basis, calculated as of the Closing Date as contemplated on Appendix A.

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Board of Directors:                 Following the Closing, the Board of
                                    Directors of the Company will consist of a total of ten directors, three of whom shall be designated by SCP II, three of whom shall be designated by Tecore, three of whom shall be independent directors, satisfactory to SCP II and Tecore, who shall be elected by the shareholders of the Company, and one of whom shall be the Company's CEO. Upon Tecore's ownership (by virtue of its ownership of (a) the Notes/and or the Common Stock underlying the Notes after conversion of the Notes into Common Stock, and (b) its ownership of Common Stock underlying the Sales Generation Warrants upon exercise of the Sales Generation Warrants) on a fully diluted basis, of in excess of 50% of the Common Stock, the Board of Directors of the Company will consist of a total of eleven directors, one of whom shall be designated by SCP II, six of whom shall be designated by Tecore, three of whom shall be independent directors, satisfactory to SCP II and Tecore, who shall be elected by the shareholders of the Company, and one of whom shall be the Company's CEO. The director elected by SCP II shall be entitled to be a member of all significant committees of the Board of Directors, including without limitation the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating Committee.

                                    Prior to Closing the Board of Directors of the Company (directly or through a committee) shall have designated the slate of directors to stand for election at the next meeting of stockholders, and such slate shall be acceptable to both of the Investors.

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Registration Rights:                The Company shall file a shelf registration
                                    statement with respect to any shares of
                                    Common Stock into which the Notes may
                                    convert. Such registration statement will be filed not later than 30 days following the Closing. The Company shall use its best efforts to cause the effectiveness of such registration statement as soon as practicable (and in no event later than 120 days after the Closing) and shall maintain the effectiveness of the registration statement for a period ending two years following the Closing.

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                                      -4-

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Purchase Agreement:                 The definitive purchase agreement will be
                                    drafted by counsel to the Investors and will contain representations, warranties, covenants (including information and inspection rights) and indemnification provisions customary in such transactions and satisfactory to the Investors.

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Covenants:                          The Board of Directors of the Company and
                                    the Investors shall consider in good faith and commence due diligence with respect to the advisability of merging Tecore and the Company (with the Company as the surviving corporation).

                                    The Board of Directors of the Company and the Investors shall consider alternative structures to the proposed financing which would enhance the preservation of the Company's net operating loss carryforward.

                                    The Company shall defer the payment of
                                    bonuses until such time as shall be approved by the Investors.

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Conditions to Closing:              In addition to customary closing conditions,
                                    the Company shall satisfy the following
                                    conditions:

                                    1. The Company shall have obtained
                                    shareholder approval of the transaction, if required by the applicable rules of NASDAQ, and shall have otherwise complied with all applicable NASDAQ requirements.

                                    2. The holders of the Company's Series B
                                    Preferred Stock shall have converted their Series B Preferred Stock into Common Stock.

                                    3. The Company shall have made reasonably satisfactory progress in the development of the following products: (1) Adaptive Array;
                                    (2) Wildfire II; and (3) AirSite 5b.

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Expenses:                           The Company will, promptly after any request
                                    therefore, reimburse the Investors for all reasonable legal fees and expenses related to the transaction incurred after December
                                    1, 2002, and up to $25,000 per Investor for financial consulting fees related to the transaction. At the Investors' option, such expenses may be deducted from the amount to be paid to the Company at the Closing.

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Closing Date:                       Closing of the purchase and sale of the
                                    Notes must occur on or be-
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                                   fore March 24, 2003, unless extended by the
                                   Investors.

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         The parties hereby confirm that the Terms Sheet correctly sets forth the terms and conditions of a proposed financing in the Company. The Terms Sheet is not legally binding and is subject to negotiation and execution and delivery of a definitive purchase agreement and related documents.

                        AIRNET COMMUNICATIONS CORPORATION


                        By: /s/ Glen A. Ehley (SEAL)
                            ------------------

                        TECORE, INC.


                        By: /s/ Jay Salkini  (SEAL)
                            -----------------
                        SCP PRIVATE EQUITY PARTNERS II, L.P.

                        By: SCP PRIVATE EQUITY II GENERAL PARTNER, L.P., its General Partner

                        By: SCP PRIVATE EQUITY II, LLC

                                By: /s/ James W. Brown
                                    ----------------------
                                Name: James W. Brown
                                Title: a Manager

                                1/27/03 11:40 AM

Proposed Transaction - Worksheet for Appendix A

Assumptions

Ttl Current Shares o/s (m)                                              33.71
See below*. Outstanding options largely excluded from the cap table.

Pre-Money Valuation (m)                                              $    5.0
See below. Does not include $1.5m paid to Series B investors.

Series B Cash Premium                                                $   0.50
Paid in cash to each holder except to SCP - paid in stock, all from the post-money value

Series B Stock Premium                                                  100.0%
Additional Shares Implied                                                9.55

Implied Share Price                                                  $0.11558

Re-allocation to mgmt                                                    10.0%
Management will be re-upped to 10% ownership upon vesting of Tecore Performance warrants

New Financing Cap Table Summary

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                                          New Money     With Premniums Paid      With Tecore Perf. Warrants
                                                        Shares      % ownership    Shares       % ownership
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
SCP (New)                                 $      8.00        69.22     31.1%        69.216127      23.1%
SCP Premium (for $500k)                                       4.33      1.9%         4.326008       1.4%
Tecore                                    $      8.00        69.22     31.1%        69.216127      23.1%
Tecore Premium (for orders on closing)                       14.13      6.4%        14.133122       4.7%
Tecore Performance Warrants                                                         69.391299      23.2%
                                          -------------------------------------------------------------------
Total                                     $      16.0       156.89     70.5%       226.282683      75.6%
-------------------------------------------------------------------------------------------------------------
Current Shareholders                                         43.26     19.5%        43.259457      14.4%
New Management Shares                                        22.24     10.0%        29.949127      10.0%
-------------------------------------------------------------------------------------------------------------
Total Capitalization                                        222.39    100.0%       299.491267     100.0%
-------------------------------------------------------------------------------------------------------------

Tecore's Performance Warrants may be increased if more than 300,000 of the current options o/s are exercised.

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Cap Table

-------------------------------------------------------------------------------------------------
Stockholders               Current o/s Pre Money Post Money at Closing  Post Money with Tecore
                              Shares   Ownership (With Premiums Paid)    Performance Warrants

                                                                      Options & % of CSEs Issued
------------------------------------------------------------------------------------------------
New Financing (as
-----------------
Converted)
---------
Tecore                                           83,349,249    37.5%    152,740,548   51.0%
SCP II                                           73,542,135    33.1%     73,542,135   24.6%
                                                -----------    ----     -----------   -----
Total Series C                                  156,891,384    70.5%    226,282,683   75.6%

Series B Preferred Stock
------------------------
SCP II                     3,184,713     9.4%     6,369,427     2.9%      6,369,427    2.1%
Mellon Ventures            3,184,713     9.4%     6,369,427     2.9%      6,369,427    2.1%
Tandem PCS                 3,184,713     9.4%     6,369,427     2.9%      6,369,427    2.1%
                         -----------    ----    -----------     ---     -----------   ----
Total Series B             9,554,140    28.3%    19,108,281     8.6%     19,108,281    6.4%
Comon Stock
-----------
SCP II                           -
SCP I                      3,437,687    10.2%     3,437,687     1.5%      3,437,687    1.1%
CIP Capital                  169,799     0.5%       169,799     0.1%        169,799    0.1%
Mellon Ventures              478,315     1.4%       478,315     0.2%        478,315    0.2%
Tandem PCS                 2,145,465     6.4%     2,145,465     1.0%      2,145,465    0.7%
VFC Capital (Harris)       3,401,828    10.1%     3,401,828     1.5%      3,401,828    1.1%
Others                    14,218,083    42.2%    14,218,083     6.4%     14,218,083    4.7%
Options*                     300,000     0.9%       300,000     0.1%        300,000    0.1%
New Management Shares                            22,238,982    10.0%     29,949,127   10.0%
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Totals                    33,705,317     100%   222,389,824   100.0%    299,491,268  100.0%
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Total Mellon & Tandem      8,993,207    26.7%    15,362,634     6.9%     15,362,634    5.1%
Total SCP I & II           6,622,400    19.6%    83,349,249    37.5%     83,349,249   27.8%
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

* All options o/s have strike above $0.42. 300,000 options included as an approximate stock equivalent of those options. It is assumed that all warrants with anti-dilution rights will waive such rights.